EXHIBIT (3)A.(ii)
                          CERTIFICATE OF AMENDMENT

                                   TO THE

                    RESTATED CERTIFICATE OF INCORPORATION

                                     OF

                             UJB FINANCIAL CORP.



To:   The Secretary of State
      State of New Jersey



   Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3) of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to the Restated Certificate of Incorporation, dated July 1, 1988, as amended by Certificates of Amendment filed June 2, 1989, August 28, 1989, May 16, 1990 and August 20, 1993 (the "Restated Certificate of Incorporation"):

   1. The name of the corporation is UJB Financial Corp. (the "Corporation").

   2. The following resolution amending the Restated Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 25th of April, 1994:

      A. RESOLVED, that the first paragraph of Article 3 of the Restated Certificate of Incorporation be amended to read as follows:

              3.  The total number of shares of
          capital stock authorized and which may
          be issued by this Corporation is One
          Hundred Thirty-Four Million
          (134,000,000) shares, of which One
          Hundred Thirty Million (130,000,000)
          shares of One and 20/100 Dollars ($1.20) par value each shall be designated as Common Stock, and of which Four Million
          (4,000,000) shares without par value
          shall be designed as Preferred Stock.
          All or any part of such authorized
          Common Stock and Preferred Stock may be
          issued by the Corporation from time to
          time and for such consideration as may
          be determined upon and fixed by the
          Board of Directors as provided by law.

      B. The total number of shares entitled to vote on the adoption of the foregoing amendment to Article 3 was 51,796,087.
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      C.  The number of shares voting for and against the
      foregoing amendment to Article 3 (and the number of votes abstaining) were as follows:

                        Number of Shares

      Voting for Amendment   Voting Against Amendment   Abstaining

           40,906,920           3,324,181              384,321


   IN WITNESS WHEREOF, said UJB Financial Corp. has caused its corporate seal to be hereunto affixed and this certificate to be signed and such seal and signature to be attested by its officers thereunto duly authorized on this 13th day of May, 1994.


                                    UJB FINANCIAL CORP.


CORPORATE                       By: /s/ Richard F. Ober, Jr.
SEAL                                    ------------------------
                                    Richard F. Ober, Jr.
                                    Executive Vice President


Attest: /s/ Dennis A. Williams
        ----------------------
      Dennis A. Williams
      Assistant Secretary

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